Exhibit 21.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-125623, 333-101528, 333-55682, and 333-69775 of Corgenix Medical Corporation on Form S-8 of our report, dated September 12, 2007, appearing in this Annual Report on Form 10-KSB of Corgenix Medical Corporation for the years ended June 30, 2007 and 2006.

HEIN & ASSOCIATES LLP

Denver, Colorado

September 12, 2007